                                  United States
                       Securities and Exchange Commission,
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                             Baldor Electric Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   057741-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2003
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 057741-10-0
          -----------

(1)      Names of Reporting Persons:  The Frederick C. Ballman Trust dated October 3, 1978
         ---------------------------------------------------------------------------------

         I.R.S. Identification Nos. of above persons (entities only): 81-6104946
         --------------------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member (a)
         of a Group (See Instructions)         ------------------------------------------
                                               (b)
-----------------------------------------------------------------------------------------

(3)      SEC Use Only
-----------------------------------------------------------------------------------------

(4)      Citizenship or Place of Organization: State of Arkansas
-----------------------------------------------------------------------------------------

Number of Shares           (5)     Sole Voting
Beneficially Owned                 Power                               -0-
By Each Reporting                  ------------------------------------------------------
Person With                (6)     Shared Voting
                                   Power                         1,462,387
                                   ------------------------------------------------------
                           (7)     Sole Dispositive
                                   Power                               -0-
                                   ------------------------------------------------------
                           (8)     Shared Dispositive
                                   Power                         1,462,387
                                   ------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by
         Each Reporting Person:                                  1,462,387
-----------------------------------------------------------------------------------------
(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------------------------
(11)     Percent of Class Represented by Amount
         in Row (9)                                                  4.28%
-----------------------------------------------------------------------------------------
(12)     Type of Reporting Person
         (See Instructions)                                             OO
-----------------------------------------------------------------------------------------

CUSIP No. 057741-10-0
          -------------

(1)      Names of Reporting Persons: Hazel I. Ballman
         --------------------------------------------------------------------------------

         I.R.S. Identification Nos. of above persons (entities only):
         --------------------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member (a)
         of a Group (See Instructions)         ------------------------------------------
                                               (b)
-----------------------------------------------------------------------------------------

(3)      SEC Use Only
-----------------------------------------------------------------------------------------

(4)      Citizenship or Place of Organization: United States of America
-----------------------------------------------------------------------------------------

Number of Shares           (5)      Sole Voting
Beneficially Owned                  Power                           58,117 (1)
By Each Reporting                   -----------------------------------------------------
Person With                (6)      Shared Voting
                                    Power                        1,462,387 (2)
                                    -----------------------------------------------------
                           (7)      Sole Dispositive
                                    Power                           58,117 (1)
                                    -----------------------------------------------------
                           (8)      Shared Dispositive
                                    Power                        1,462,387 (2)
                                    -----------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by
         Each Reporting Person:                                  1,520,504
-----------------------------------------------------------------------------------------

(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------------------------

(11)     Percent of Class Represented by Amount
         in Row (9)                                                  4.46%
-----------------------------------------------------------------------------------------

(12)     Type of Reporting Person
         (See Instructions)                                             IN
-----------------------------------------------------------------------------------------

(1) Represents shares beneficially owned by the Reporting Person and held by her revocable living trust.

(2) Represents shares of Issuer held by The Frederick C. Ballman Trust dated
October 3, 1978 (the "Trust"). The Reporting Person is a trustee of the Trust.

CUSIP No. 057741-10-0
         ------------

(1)      Names of Reporting Persons: BancorpSouth, Inc.
         --------------------------------------------------------------------------------

         I.R.S. Identification Nos. of above persons (entities only): 64-0659571
         --------------------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member (a)
         of a Group (See Instructions)          -----------------------------------------
                                               (b)
-----------------------------------------------------------------------------------------

(3)      SEC Use Only
-----------------------------------------------------------------------------------------

(4)      Citizenship or Place of Organization: State of Mississippi
-----------------------------------------------------------------------------------------

Number of Shares           (5)      Sole Voting
Beneficially Owned                  Power                               -0-
By Each Reporting                   -----------------------------------------------------
Person With                (6)      Shared Voting
                                    Power                        1,462,387 (1)
                                    -----------------------------------------------------
                           (7)      Sole Dispositive
                                    Power                               -0-
                                    -----------------------------------------------------
                           (8)      Shared Dispositive
                                    Power                        1,462,387 (1)
                                    -----------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by
         Each Reporting Person:                                  1,462,387
-----------------------------------------------------------------------------------------

(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------------------------

(11)     Percent of Class Represented by Amount
         in Row (9)                                                  4.28%
-----------------------------------------------------------------------------------------

(12)     Type of Reporting Person
         (See Instructions)                                            HC
-----------------------------------------------------------------------------------------

(1) Represents shares of Issuer beneficially owned by BancorpSouth Bank, a wholly-owned subsidiary of the Reporting Person.

CUSIP No. 057741-10-0
          -----------

(1)      Names of Reporting Persons: BancorpSouth Bank
         --------------------------------------------------------------------------------

         I.R.S. Identification Nos. of above persons (entities only): 64-0782370
         --------------------------------------------------------------------------------

(2)      Check the Appropriate Box if a Member (a)
         of a Group (See Instructions)          -----------------------------------------
                                               (b)
-----------------------------------------------------------------------------------------

(3)      SEC Use Only
-----------------------------------------------------------------------------------------

(4)      Citizenship or Place of Organization: State of Mississippi
-----------------------------------------------------------------------------------------

Number of Shares           (5)      Sole Voting
Beneficially Owned                  Power                               -0-
By Each Reporting                   -----------------------------------------------------
Person With                (6)      Shared Voting
                                    Power                         1,462,387 (1)
                                    -----------------------------------------------------
                           (7)      Sole Dispositive
                                    Power                               -0-
                                    -----------------------------------------------------
                           (8)      Shared Dispositive
                                    Power                         1,462,387 (1)
                                    ------------------------------------------------------

(9)      Aggregate Amount Beneficially Owned by
         Each Reporting Person:                                  1,462,387
-----------------------------------------------------------------------------------------

(10)     Check if the Aggregate Amount in Row (9)
         Excludes Certain Shares (See Instructions)
-----------------------------------------------------------------------------------------

(11)     Percent of Class Represented by Amount
         in Row (9)                                                  4.28%
-----------------------------------------------------------------------------------------

(12)     Type of Reporting Person
         (See Instructions)                                            BK
-----------------------------------------------------------------------------------------

(1) Represents shares of Issuer held by The Frederick C. Ballman Trust dated
October 3, 1978 (the "Trust"). The Reporting Person is a trustee of the Trust.

                                 Amendment No. 1
                                       to
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:
                  Baldor Electric Company

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  5711 R. S. Boreham, Jr. Street
                  Fort Smith, AR 72901

Item 2(a).        Name of Persons Filing

         (i)      The Frederick C. Ballman Trust dated October 3, 1978 (the "Trust")
         (ii)     Hazel I. Ballman, co-trustee of the Trust
         (iii)    BancorpSouth, Inc.
         (iv)     BancorpSouth Bank, co-trustee of the Trust

Item 2(b).        Address of Principal Business Office or, if none, Residence

         (i)      P.O. Box 1605, Jackson, Mississippi 39215
         (ii)     P.O. Box 6638, Fort Smith, Arkansas 72906
         (iii)    One Mississippi Plaza, Tupelo, Mississippi 38804
         (iv)     P.O. Box 1605, Jackson, Mississippi 39215

Item 2(c).        Citizenship

         (i)      State of Arkansas
         (ii)     United States of America
         (iii)    State of Mississippi
         (iv)     State of Mississippi

Item 2(d).        Title of Class of Securities
                  Common Stock

Item 2(e).        CUSIP No.
                  057741-10-0

Item 3.           If this statement is filed pursuant to Rule 13d-1(b) or
                  13d-2(b) or (c), check whether the person filing is a:

         (i)      Not applicable.

         (ii)     Not applicable.

         (iii)    (a) |_|Broker or Dealer registered under Section 15 of the Act
                  (b) |_|Bank as defined in Section 3(a)(6) of the Act
                  (c) |_|Insurance Company as defined in Section 3(a)(19) of
                      the Act
                  (d) |_|Investment Company registered under Section 8 of the
                      Investment Company Act
                  (e) |_|Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940
                  (f) |_|Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
                  (g) |X|Parent Holding Company, in accordance with ss.240.13d-1(b)
                      (ii)(G) (Note: See Item 7)
                  (h) |_|Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

         (iv)     (a) |_|Broker or Dealer registered under Section 15 of the Act
                  (b) |X|Bank as defined in Section 3(a)(6) of the Act
                  (c) |_|Insurance Company as defined in Section 3(a)(19) of
                      the Act
                  (d) |_|Investment Company registered under Section 8 of the
                      Investment Company Act
                  (e) |_|Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940
                  (f) |_|Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
                  (g) |_|Parent Holding Company, in accordance with
                      ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
                  (h) |_|Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership

                  (a)      Amount Beneficially Owned: See Row 9 of the second
                           part of the cover page provided for each reporting
                           person.

                  (b)      Percent of Class: See Row 11 of the second part of
                           the cover page provided for each reporting person.

                  (c)      See Rows 5, 6, 7, and 8 of the second part of the
                           cover page provided for each reporting person.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.

Item 7.           Identification and Classification of the Subsidiary Which Acquired the
                  Security Being Reported on By the Parent Holding Company

                  BancorpSouth Bank is a wholly-owned subsidiary of BancorpSouth, Inc.
                  and is classified under Item 3 of this Schedule as a Bank.

Item 8.           Identification and Classification of Members of the Group

                  Not applicable.

Item 9.           Notice of Dissolution of Group

                  Not applicable.

Item 10.          Certification

                  By signing below, Cathy Robertson in her capacity as an
                  authorized officer of BancorpSouth, Inc. and Ralph Harmon in his capacity as a trust officer of BancorpSouth Bank each
                  certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or
                  influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  By signing below, Hazel I. Ballman in her capacity as an
                  individual and as a trustee of the Frederick C. Ballman Trust dated October 3, 1978 certifies that, to the best of her
                  knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in
                  connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  March 3, 2003                /s/ Hazel I. Ballman
                                              --------------------------------------
                                              Hazel I. Ballman, as an Individual

                                              THE FREDERICK C. BALLMAN TRUST DATED
                                              OCTOBER 3, 1978

                                              By Its Trustees:

         Dated:  March 3, 2003                By:  /s/ Hazel I. Ballman
                                                   ---------------------------------
                                                   Hazel I. Ballman, as Trustee

                                              By:  BancorpSouth Bank, as Trustee

         Dated:  March 3, 2003                    By: /s/ Ralph Harmon
                                                     -------------------------------
                                                     Ralph Harmon, Trust Officer

                                              BANCORPSOUTH, INC.

         Dated:  March 3, 2003                By:   /s/ Cathy M. Robertson
                                                   ---------------------------------
                                                   Cathy M. Robertson, Executive VP